EXHIBIT 99.1

HH Global Completes Acquisition of InnerWorkings

Combined Company to Provide Full End-to-End Marketing Solutions for Clients Across the Globe

LONDON and CHICAGO, October 1, 2020 — InnerWorkings, Inc. (NASDAQ: INWK) (“InnerWorkings”) and HH Global Group Limited (“HH Global”) today announced the completion of HH Global’s acquisition of InnerWorkings. The combined organization will be led by Robert MacMillan, Chairman and Group CEO of HH Global, together with experienced senior managers from both companies.

The transaction was announced on July 16, 2020 and received approval from InnerWorkings stockholders on September 24, 2020. Under the terms of the merger agreement, InnerWorkings stockholders will receive $3.00 in cash for each share of InnerWorkings common stock they hold. As a result of the completion of the transaction, shares of InnerWorkings common stock were removed from listing on the Nasdaq Stock Market, with trading in InnerWorkings shares suspended prior to the opening of business on October 1, 2020.

About HH Global

Founded in 1991, HH Global is a global outsourced marketing execution provider. Applying proven processes, industry-leading technology, and the deep expertise of over 1,300+ employees, we develop innovative solutions that drive down the cost of our clients’ physical marketing procurement and content development, while improving quality, sustainability, and speed to market. For more information visit: www.hhglobal.com.

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) engineers marketing for leading brands across a wide range of industries. We dive deep into clients’ brand strategies to deliver solutions that leverage our global expertise, certified supplier base, proven methods, and proprietary technology. By engineering marketing across key touch points in the customer journey, we power campaigns that drive value, enhance awareness and inspire action. With services that include creative, print, direct mail, branded merchandise, luxury packaging, retail environments, and digital solutions, we’re elevating beyond execution to shape brand experience. For more information visit: www.inwk.com.

Contacts

HH Global

Edward Parsons

edward.parsons@hhglobal.com